Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in Registration Statement No. 333-41762 and 333-63496 on Form S-8 of our report dated June 18, 2025, with respect to the statements of net assets available for benefits of SAP America, Inc. 401(k) Plan as of December 31, 2024 and 2023, the related statements of changes in net assets available for benefits for the years then ended, and the related supplemental schedule as of December 31, 2024, appearing in this Annual Report on Form 11-K of the SAP America, Inc. 401(k) Plan for the year ended December 31, 2024.

/s/ Kreischer Miller

Horsham, Pennsylvania

June 18, 2025